Exhibit 99.1

IceWEB Storage Corporation – (OTC BB:IWEB), an award-winning Unified Data Storage appliance provider for cloud and virtual environments, as well as the highly secure, scalable IceBOX BYOD (Bring Your Own Device) Private Digital Cloud Solution, CEO, Rob Howe today provided the following update regarding the pending acquisition of Computers & Telecom, Inc. and KC NAP, the companies that IceWEB has been in the process of acquiring.

 “Mr. Gibson’s letter spells out in detail many of the reasons why we are excited about this acquisition, why it has been a lengthy process to complete, and shows the enthusiastic commitment of CTC/KC-NAP’s team to become part of IceWEB as a Complete Cloud Services Company,” said Rob Howe, IceWEB CEO.

Mr. Gibson’s Letter:

An Open Letter to IceWEB

July 7th, 2013

Management & Stockholders:

I felt it would be useful for both IceWEB’s management and its stockholders to hear from us as we wind down the process of getting through the due diligence & audit and soon prepare to be an IceWEB owned pair of companies. It has been a difficult process, as we have had to completely explain two very complex private closely held companies, with unique assets for which there are no readily available comparable public firms for appraisal or evaluation. After all, there are only 45 NAP’s in the world, most run as closed subsidiaries of telephone companies or real-estate investment trusts that do not publish independent data.  Add to this the fact that many of the vendor relationships of both CTC and the NAP are not based on dollar denominated payments, but trades for roof rights or bandwidth exchanges, and we have had the auditors and IceWEB’s CFO hopping in casting the financials to GAAP standards.

However, that being said, here is what soon will happen: IceWEB will add to its portfolio some 300 high quality commercial customers most with recurring revenue. This includes firms like American Century Investments, Crown Center, Dairy Farmers of America, Hallmark, Holiday Inn, JE Dunn, Marriott Hotels and Sheraton Hotels. Most of our revenue is based on contracts ranging from 24 to 60 months and our sales efforts lock in long term stable revenue. This is one of the brightest aspects of our future together. Rob Howe, IceWEB’s CEO, has extensive marketing and sales experience and we give him a virtual smorgasbord of new services to sell that complement the current offerings in every way. For example, now when an IceBOX system is sold, IceWEB not only gets the one time sale and the recurring revenue of license renewals, but also the additional revenue of client co-location and bandwidth sales, or the greater revenue of a fully-managed services system. We also get the opportunity to sell the client additional services of data bandwidth, phones, intercompany private networking, mail and web services.

More importantly, IceWEB clients moving to the cloud finally have the availability from one company of the services of a systems manufacturer, a domain registrar, a premium ISP and bandwidth exchange, a full services data center, a systems integrator, a VoIP and Video provider, and a disaster recovery facility. Most customers to secure these services would be working with a minimum of 3-5 different firms with the corresponding workload of coordinating these services.  In selling this broad mix of services we make the customers very “sticky,” as one vendor usually cannot deliver this full range. We will save them that headache and together ride the rising tide of recurring revenue generated in the process.

So I hope you all see this is much more than IceWEB’s buying just a multi-million dollar asset in the data center alone. It is in fact buying that and a metro spanning two state wholly owned wireless network encompassing 50 cities,  and the capacity to bring dark fiber and unlimited bandwidth to over 350 multi-tenant buildings near or along our fiber rings with the ability to expand this to a national offering covering thousands of sites as we tap additional regional assets. We see a very bright future as we help broaden and enhance the base of the company while mutually sharing in the growth of top line revenue. We look forward to both the challenge and the opportunity.

Graeme Gibson, CDP, MCSE

President and CEO

CTC, Inc. and KC NAP, LLC

For more information please call 800-465-4637 or visit www.iceweb.com. To become part of the Company’s e-mail list for industry updates and press releases, please send an e-mailtoir@iceweb.com.

 This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward-looking statements” by words such as “may” “will,” “should”, “expects”, “plans”, “targets”, “believes”, “anticipates”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of those words and other comparable words. These forward-looking statements are subject to certain risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

Cynthia DeMonte

ir@iceweb.com

917-273-1717